Exhibit 23.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Form S-4 Registration Statement and related Prospectus of Heritage Financial Group, Inc. and to the inclusion therein of: (i) our report dated March 27, 2014, relating to the consolidated balance sheets of Alarion Financial Services, Inc. and its subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive (loss) income, stockholders’ equity and cash flows for the years then ended; and (ii) our report dated March 28, 2013, relating to the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the years then ended.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

May 30, 2014